                                                                          NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2012
THIRD QUARTER FINANCIAL RESULTS

• Fiscal 2012 Third Quarter Net Earnings Increase 106.5% Year-over-Year
• Fiscal 2012 Third Quarter Sales Up 24.9% Year-over-Year

RACINE, WISCONSIN—April 24, 2012—Twin Disc, Inc. (NASDAQ: TWIN) today reported financial results for the fiscal 2012 third quarter ended March 30, 2012.

Sales for the fiscal 2012 third quarter improved to $95,490,000, from $76,471,000 for the same period last year.  Year-to-date, sales were $259,761,000, compared to $213,026,000 for the fiscal 2011 nine months.  The improvement in sales was the result of strong demand from customers in the oil and gas markets.  Stable to slightly increased sales continued in a majority of the Company’s other markets, including aftermarket, industrial, airport rescue and fire fighting (ARFF), land- and marine-based military, and commercial marine.  Pleasure craft markets continue at depressed levels largely impacting the Company’s European operations.

Gross margin for the fiscal 2012 third quarter was 34.6 percent, compared to 36.3 percent in the fiscal 2011 third quarter and 35.6 percent in the fiscal 2012 second quarter.  The year-over-year and sequential decline in the fiscal 2012 third-quarter gross margin was the result of a change in the mix of sales.  Year-to-date, gross margin was 36.0 percent, compared to 33.6 percent for the fiscal 2011 nine month period.

For the fiscal 2012 third quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 18.6 percent, compared to 22.3 percent for the fiscal 2011 third quarter.  ME&A expenses increased $692,000 versus the same period last fiscal year.  Stock-based compensation expense decreased $1,366,000 versus the prior year’s third fiscal quarter, primarily driven by the decrease in the Company’s stock price in the third quarter of fiscal 2012.  The net increase in ME&A for the fiscal 2012 third quarter primarily relates to research and development activities, incremental resources to support growth and productivity initiatives along with inflationary increases.

Year-to-date, ME&A expenses, as a percentage of sales, were 20.7 percent, compared to 23.7 percent for the fiscal 2011 first nine months.  For the fiscal 2012 nine-month period, ME&A expenses increased $3,282,000 versus the same period last fiscal year.  Stock based compensation expense decreased in the fiscal 2012 nine months by $1,266,000.  Year-to-date, movements in foreign exchange rates increased ME&A expenses by $927,000 versus the comparable period a year ago.  The net remaining increase primarily relates to research and development activities, incremental resources to support growth and productivity initiatives along with inflationary increases.

Other expense of $71,000 for the quarter ended March 30, 2012 improved from other expense of $193,000 for the comparable period a year ago.  Year-to-date, other income was $473,000, compared to other expense of $836,000 for the same period last year.  The improvement for both the quarter and year-to-date is due primarily to favorable foreign currency movements of the Euro, Canadian Dollar and Swiss Franc.

The effective tax rate for the fiscal 2012 third quarter was 36.4 percent, compared to the prior year’s third quarter tax rate of 55.1 percent.  The effective tax rate for the first nine months of fiscal 2012 was 36.0 percent, compared to 40.4 percent for the same period last fiscal year.  In the third quarter of fiscal 2011, the rate was unfavorably impacted by the recording of a valuation allowance against the net deferred tax asset at a foreign jurisdiction, resulting in additional tax expense of approximately $2,400,000 in the prior year third quarter.  The prior year nine month rate also included a $794,000 benefit due to a favorable adjustment to the deferred tax asset related to the pension liability resulting from the increase in the estimated tax rate from 34% to 35%, along with the favorable impact of the reinstatement of the R&D credit, which was passed into law during the second quarter of fiscal 2011.

Net earnings attributable to Twin Disc for the fiscal 2012 third quarter were $9,393,000, or $0.81 per diluted share, compared to $4,548,000, or $0.40 per diluted share, for the fiscal 2011 third quarter. Year-to-date, net earnings attributable to Twin Disc were $24,831,000, or $2.15 per diluted share, compared to $11,238,000, or $0.98 per diluted share for the fiscal 2011 nine-month period.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $17,893,000 for the fiscal 2012 third quarter, compared to $12,906,000 for the fiscal 2011 third quarter.  For the fiscal 2012 nine months, EBITDA was $48,009,000, compared to $27,178,000 for the fiscal 2011 comparable period.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “The fiscal 2012 third quarter was one of the best overall quarters the Company has ever experienced and was the best third quarter the Company has ever achieved.  Our historic success throughout the year has been driven by robust demand for our oil and gas products; and with the exception of the pleasure craft market, shipments across all our end markets increased during the quarter.  High oil prices and the resurgence of drilling in the Gulf Coast, have led to increases in commercial marine activity.  The demand from airport rescue and fire fighting and legacy military customers remains steady, while there has been a pickup in demand from industrial customers.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “We anticipate working capital improvements to generate positive cash flow from operating activities in the coming quarters that we will use to pay down debt.  Total debt, net of cash, at March 30, 2012 was $27,480,000 compared to $12,305,000 at March 25, 2011 and $9,532,000 at June 30, 2011.  During the quarter we continued our modernization and expansion initiatives and invested $3,667,000.  Year-to-date, we have invested $10,560,000 in facility upgrades.  Shareholders’ equity increased to $156,226,000 at March 30, 2012 compared to $137,085,000 at June 30, 2011 and $115,215,000 at March 25, 2011.”

Mr. Batten continued: “Our six-month backlog at March 30, 2012 was $131,375,000, compared to $148,549,000 at December 30, 2011 and $140,239,000 at March 25, 2011.  The sequential and year-over-year decline in the backlog is primarily a result of moderating future demand from oil and gas customers, as well as a continuing improvement to the Company’s past due backlog (which decreased 26 percent from the prior quarter end and 20 percent since the start of the fiscal year).  We remain optimistic about the long-term potential from the oil and gas market, but over the past two months we have experienced a decline in orders from the historically high levels we have been experiencing in fiscal 2012.  Our oil and gas customers have responded to the decline in natural gas prices by slowing orders for capital expenditures related to hydraulic fracturing and pressure pumping due to the effects of a mild winter and a slower than expected US economy, which have led to an oversupply of natural gas.

“With one quarter remaining in fiscal 2012, we are confident we will achieve many financial and operating milestones for the year.  As we look to fiscal 2013, we expect it to be another good year but down from the record levels we have experienced in fiscal 2012.  While changes in the oil and gas landscape have caused our near-term outlook to be cautious, Twin Disc has never been a stronger company.  We continue to improve our product portfolio, strengthen our relationships with our customers, vendors, and strategic partners, and remain optimistic of our long-term potential.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Tuesday, April 24, 2012. To participate in the conference call, please dial 877-941-2068 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. April 24, 2012 until midnight May 1, 2012. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 4526698.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (In thousands, except per-share data, unaudited)
	Three Months Ended		Nine Months Ended
	March 30, 2012	March 25, 2011	March 30, 2012	March 25, 2011

Net sales	$95,490	$76,471	$259,761	$213,026
Cost of goods sold	62,434	48,689	166,375	141,464
Gross profit	33,056	27,782	93,386	71,562

Marketing, engineering and
administrative expenses	17,746	17,054	53,752	50,470
Earnings from operations	15,310	10,728	39,634	21,092
Interest expense	389	430	1,129	1,309
Other expense (income), net	71	193	(473)	836
Earnings before income taxes and noncontrolling interest	14,850	10,105	38,978	18,947
Income taxes	5,412	5,563	14,039	7,648
Net earnings	9,438	4,542	24,939	11,299
Less: Net (earnings) loss attributable to
noncontrolling interest, net of tax	(45)	6	(108)	(61)
Net earnings attributable to Twin Disc	$9,393	$4,548	$24,831	$11,238
Earnings per share data:
Basic earnings per share attributable to Twin Disc common shareholders	$0.82	$0.40	$2.18	$0.99
Diluted earnings per share attributable to Twin Disc common shareholders	$0.81	$0.40	$2.15	$0.98
Weighted average shares outstanding data:
Basic shares outstanding	11,426	11,344	11,410	11,308
Diluted shares outstanding	11,572	11,474	11,555	11,425
Dividends per share	$0.09	$0.08	$0.25	$0.22

Comprehensive income:
Net earnings	$9,438	$4,542	$24,939	$11,299
Other comprehensive income (loss):
Foreign currency translation adjustment	2,241	4,551	(6,292)	14,776
Benefit plan adjustments, net	418	545	1,303	1,665
Comprehensive income	12,097	9,638	19,950	27,740
Comprehensive (income) loss attributable to noncontrolling interest	(45)	6	(108)	(61)
Comprehensive income attributable to Twin Disc	$12,052	$9,644	$19,842	$27,679

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA (In thousands, unaudited)
	Three Months Ended		Nine Months Ended
	March 30, 2012	March 25, 2011	March 30, 2012	March 25, 2011
Net earnings attributable to Twin Disc	$9,393	$4,548	$24,831	$11,238
Interest expense	389	430	1,129	1,309
Income taxes	5,412	5,563	14,039	7,648
Depreciation and amortization	2,699	2,365	8,010	6,983
Earnings before interest, taxes, depreciation and amortization	$17,893	$12,906	$48,009	$27,178

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	March 30,	June 30,
	2012	2011
ASSETS
Current assets:
Cash	$17,628	$20,167
Trade accounts receivable, net	67,675	61,007
Inventories, net	117,749	99,139
Deferred income taxes	5,942	5,765
Other	9,523	9,090

Total current assets	218,517	195,168

Property, plant and equipment, net	67,161	65,791
Goodwill, net	17,332	17,871
Deferred income taxes	9,159	16,480
Intangible assets, net	5,514	6,439
Other assets	7,678	7,371

TOTAL ASSETS	$325,361	$309,120

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,789	$3,915
Accounts payable	30,986	38,372
Accrued liabilities	38,637	41,673

Total current liabilities	73,412	83,960

Long-term debt	41,319	25,784
Accrued retirement benefits	45,261	50,063
Deferred income taxes	3,660	4,170
Other long-term liabilities	4,478	7,089

Total liabilities	168,130	171,066

Twin Disc shareholders’ equity: Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	12,181	10,863
Retained earnings	184,831	162,857
Accumulated other comprehensive loss	(16,430)	(11,383)

	180,582	162,337
Less treasury stock, at cost (1,669,981 and 1,739,574 shares, respectively)	24,356	25,252

Total Twin Disc shareholders' equity	156,226	137,085

Noncontrolling interest	1,005	969
Total equity	157,231	138,054

TOTAL LIABILITIES AND EQUITY	$325,361	$309,120

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)
	Nine Months Ended
	March 30, 2012	March 25, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$24,939	$11,299
Adjustments to reconcile to net earnings to net cash (used)
provided by operating activities:
Depreciation and amortization	8,010	6,983
Other non-cash changes, net	4,557	5,537
Net change in working capital, excluding cash	(41,315)	(19,753)
Net cash (used) provided by operating activities	(3,809)	4,066

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(10,560)	(4,099)
Poceeds from sale of fixed assets	95	58
Other, net	(293)	(293)
Net cash used by investing activities	(10,758)	(4,334)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	-	19
Payments of notes payable	(109)	(82)
Proceeds from (payments of) long-term debt, net	15,543	(352)
Proceeds from exercise of stock options	169	203
Dividends paid to shareholders	(2,857)	(2,494)
Dividends paid to noncontrolling interest	(130)	(137)
Other	350	223
Net cash provided (used) by financing activities	12,966	(2,620)

Effect of exchange rate changes on cash	(938)	2,365

Net change in cash	(2,539)	(523)

Cash:
Beginning of period	20,167	19,022

End of period	$17,628	$18,499

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